OMNICOM GROUP INC.
                               437 Madison Avenue
                            New York, New York 10022

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

          Meeting Date .....................  Tuesday, May 22, 2001

          Time .............................  10:00 A.M., Eastern Time

          Place ............................  BBDO Worldwide Inc.
                                                 7th Floor Meeting Room
                                              1285 Avenue of the Americas
                                                 (between 51st and 52nd Streets)
                                              New York, New York

          Subject ..........................  Election of five directors

          Record Date ......................  April 6, 2001

      Shareholders will also transact any other business that is properly brought before the meeting. At this time, the Board of Directors knows of no other proposals or matters that will be presented.

      Please sign, date and return your proxy card in the enclosed envelope, or vote by telephone or internet (instructions are on your proxy card), so that your shares will be represented whether or not you attend the Annual Meeting.

      A copy of Omnicom's Annual Report for 2000 is enclosed.

                                              By order of the Board of Directors

                                                        BARRY J. WAGNER
                                                           Secretary

New York, New York
April 11, 2001

CONTENTS

Election of Directors .....................................................    1
   Director Information ...................................................    2
   Board Committees .......................................................    4
      Audit Committee .....................................................    4
      Compensation Committee ..............................................    4
      Nominating Committee ................................................    4
   Meetings and Attendance ................................................    5
   Director Compensation ..................................................    5
Executive Compensation ....................................................    6
   Summary Compensation Table .............................................    6
   Stock Options ..........................................................    7
      Option Grants in Last Fiscal Year ...................................    7
      Aggregated Option Exercises in Last Fiscal Year and
        Fiscal Year End Option Values .....................................    8
   Long-Term Incentive Plan Awards ........................................    8
   Compensation Committee Report ..........................................    9
      Compensation Committee ..............................................    9
      Compensation Program for Executive Officers .........................    9
      Chief Executive Officer Compensation ................................   10
      Internal Revenue Code Section 162(m) ................................   10
   Termination of Employment Arrangements for Named Executive
     Officers and Other Agreements ........................................   11
      BBDO and Mr. Rosenshine .............................................   11
      Omnicom and Messrs. Harrison, Mead, Reinhard and Wren ...............   11
      DDB and Mr. Reinhard ................................................   11
      Other Agreements ....................................................   12
   Performance Graph ......................................................   13
Stock Ownership ...........................................................   14
   Section 16(a) Beneficial Ownership Reporting Compliance ................   15
Directors' and Officers' Liability Insurance ..............................   15
Audit Committee Report ....................................................   15
Independent Accountants ...................................................   16
Additional Information ....................................................   16
   Record Date; Shares Outstanding ........................................   16
   Quorum .................................................................   16
   Voting .................................................................   16
   Voting by Street Name Holders ..........................................   17
   Default Voting .........................................................   17
   Right to Revoke ........................................................   17
   Tabulation of Votes ....................................................   17
   Proxy Solicitation .....................................................   17
Shareholder Proposals .....................................................   17

                               OMNICOM GROUP INC.
                               437 Madison Avenue
                            New York, New York 10022

                                   ----------

                                 PROXY STATEMENT

      Omnicom's Board of Directors is using this proxy statement to solicit proxies for the Omnicom 2001 Annual Meeting of Shareholders. This proxy statement and the related proxy card are being mailed on or about April 11, 2001. Each holder of Omnicom common stock is entitled to one vote for each share held on April 6, 2001, which is the record date for the 2001 Annual Meeting.

      You can vote your shares:

            o     through the internet at the website shown on the proxy card;

            o by telephone using the toll-free number shown on the proxy card;

            o     by returning the enclosed proxy card; or

            o     in person at the 2001 Annual Meeting.

Votes submitted through the internet or by telephone must be received by 5:00 P.M., Eastern Time, on May 21, 2001 to be counted at the 2001 Annual Meeting. Internet and telephone voting are available 24 hours a day and, if you use one of these methods, you do not need to return a proxy card. If you attend the 2001 Annual Meeting and vote in person, your vote will supersede any earlier voting instructions.

ELECTION OF DIRECTORS

      The only matter scheduled to be voted on at the Annual Meeting is the election of five directors. Omnicom's Board of Directors consists of 17 members, divided into three classes that serve staggered three-year terms. The current term of the Class I directors expires in 2002 and the current term of the Class II directors expires in 2003.

      The directors elected at the 2001 Annual Meeting will be elected into Class III for terms expiring in 2004. The Board of Directors has nominated John
D. Wren, Bruce Crawford, Richard I. Beattie, Keith L. Reinhard and Allen Rosenshine to be elected into Class III. All of these individuals currently serve as Omnicom directors.

          The Board of Directors recommends a vote "FOR" all nominees.

      Omnicom's Board of Directors has no reason to believe that any of its nominees would be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, the Board will select a substitute nominee. If you have submitted a proxy and a substitute nominee is selected, your shares will be voted for the substitute nominee.

      In accordance with the bylaws, directors are elected by a plurality of the votes cast. That means the five nominees will be elected if they receive more affirmative votes than any other nominees.

Director Information

      Set forth below is biographical and other information about Omnicom's directors and nominees for election as directors.

John D. Wren                  Mr. Wren is President and Chief Executive Officer
Class III                     of Omnicom, a position he has held since January
Age: 48                       1, 1997. Prior to 1997, he served as President of
Director since 1993           Omnicom. Mr. Wren is a director of AGENCY.COM LTD.

Bruce Crawford                Mr. Crawford is Chairman of Omnicom, a position he
Class III                     has held since 1995. Mr. Crawford is a director of
Age: 72                       Advo Inc.
Director since 1989

Richard I. Beattie            Mr. Beattie is a partner of Simpson Thacher &
Class III                     Bartlett, a law firm, where he serves as Chairman
Age: 62                       of the Executive Committee. Mr. Beattie is a
Director since 2000           director of Harley-Davidson, Inc.

Bernard Brochand              Mr. Brochand is Vice Chairman of DDB Worldwide
Class I                       Communications Group Inc., a subsidiary of
Age: 62                       Omnicom.
Director since 1993

Robert J. Callander           Mr. Callander was Executive-in-Residence at the
Class II                      Columbia School of Business from 1992 to 2000. Mr.
Age: 70                       Callander is a director of Aramark Incorporated,
Director since 1992           Barnes Group Inc., Spectrum Health Services Inc.,
Chairman of the Audit         Scudder Global High Income Fund, Scudder New Asia
Committee and member          Fund, The Korea Fund, The Argentina Fund and The
of the Compensation           Brazil Fund.
Committee

James A. Cannon               Mr. Cannon is Vice Chairman and Chief Financial
Class I                       Officer of BBDO Worldwide Inc., a subsidiary of
Age: 62                       Omnicom.
Director since 1986

Leonard S. Coleman, Jr.       Mr. Coleman is Senior Advisor, Major League
Class I                       Baseball, a position he has held since November
Age: 52                       1999. Previously, he was President, National
Director since 1993           League, Major League Baseball. Mr. Coleman is a
Member of the Audit           director of New Jersey Resources, Owens Corning,
Committee and                 Avis Rent A Car, Incorporated, Cendant
Compensation Committee        Corporation, H.J. Heinz Corporation and Radio
                              Unica.

Susan S. Denison              Ms. Denison is a partner of The Cheyenne Group, an
Class II                      executive search firm, a position she has held
Age: 55                       since July 1999. She served as a Partner at TASA
Director since 1997           Worldwide/Johnson, Smith & Knisely from 1997 to
Member of the Nominating      1999. She served as Executive Vice President,
Committee                     Entertainment and Marketing - Madison Square
                              Garden from 1995 to 1997.

Peter Foy                     Mr. Foy is the Chairman of Whitehead Mann Group,
Class I                       plc, a senior level search organization, a
Age: 60                       position he has held since January 1, 2001. He was
Director since 1999           Chairman of Baring Brothers International, the
Member of the Audit           corporate finance arm of ING's Investment Bank,
Committee                     from 1996 until 1998. He is a director of PepsiCo
                              Inc., P & O Group and Safeway PLC. Mr. Foy is a member of the Faculty Board of Management Studies at Oxford University and Fellow of St. Peter's and
                              St. Anne's Colleges, Oxford.

Michael Greenlees             Mr. Greenlees is an Executive Vice President of
Class I                       Omnicom. He was President and Chief Executive
Age: 54                       Officer of TBWA Worldwide Inc., a subsidiary of
Director since 2000           Omnicom from May 1998 through March 2001. Prior
                              thereto, he was Chairman and Chief Executive
                              Officer of GGT Group plc, which was acquired by Omnicom in March 1998.

Thomas L. Harrison            Mr. Harrison is Chairman and Chief Executive
Class I                       Officer of Diversified Agency Services, a division
Age: 53                       of Omnicom.
Director since 1999

John R. Murphy                Mr. Murphy is Vice Chairman of National Geographic
Class II                      Society, a position he has held since March 1998.
Age: 67                       From May 1996 until March 1998, Mr. Murphy was
Director since 1996           President and Chief Executive Officer of National
                              Geographic Society. He is a trustee of Mercer
Member of the Audit           University and the M.S.D.&T. mutual fund group,
Committee and Nominating      and a director of Provant, Inc., SIRSI Inc. and
Committee                     Integral Systems Inc. Mr. Murphy is also a past
                              president of the U.S. Golf Association.

John R. Purcell               Mr. Purcell is Chairman and Chief Executive
Class II                      Officer of Grenadier Associates Ltd., a merchant
Age: 69                       banking and financial advisory firm. He served as
Director since 1986           Chairman of Donnelley Marketing, Inc., a database
Chairman of the Nominating    direct marketing firm, from 1991 to 1996. He is a
Committee and member of       director of Bausch & Lomb Inc., eLoyalty Corp. and
the Compensation Committee    Journal Register Company.

Keith L. Reinhard             Mr. Reinhard is Chairman and Chief Executive
Class III                     Officer of DDB.
Age: 66
Director since 1986

Linda Johnson Rice            Ms. Rice is President and Chief Operating Officer
Class II                      of Johnson Publishing Company, Inc. and President
Age: 43                       of Fashion Fair Cosmetics, a division of Johnson
Director since 2000           Publishing. In addition, she oversees the
                              editorial content of Ebony and Jet magazines. Ms.
                              Rice is a director of Bausch & Lomb Inc.,
                              Kimberly-Clark Corporation, VIAD Corp., Quaker
                              Oats Company, University of Southern California,
                              Northwestern Memorial Corporation, Catalyst,
                              National Underground Railroad Freedom Center and the Princess Grace Foundation.

Allen Rosenshine              Mr. Rosenshine is Chairman and Chief Executive
Class III                     Officer of BBDO.
Age: 62
Director since 1986

Gary L. Roubos                Mr. Roubos was Chairman of Dover Corporation, a
Class I                       diversified industrial manufacturing corporation,
Age: 64                       from May 1989 to May 1999, and Chief Executive
Director since 1986           Officer of that company from January 1981 to May
Chairman of the Compensation  1994. He is a director of Dover Corporation and
Committee and member of       Bell & Howell Company.
the Nominating Committee

Board Committees

      Omnicom's Board of Directors maintains three standing committees: Audit, Compensation and Nominating.

      Audit Committee

      The Audit Committee's primary responsibilities are to:

            o recommend to the Board of Directors the appointment of independent public accountants to audit Omnicom's books and records, assess the independence of the public accountants, and review the impact of retaining the independent public accountants for non-audit related services;

            o review with the independent public accountants the proposed scope and administration of their audit of Omnicom's financial statements, Omnicom's internal control structure which determines the scope of the audit, and the estimated audit fees;

            o review with the independent public accountants and Omnicom's management the results of the annual audit;

            o review with Omnicom's internal auditors the proposed scope of their annual activities and resulting reports from those activities;

            o review the Code of Business Conduct utilized by Omnicom's subsidiaries;

            o     review Omnicom's public reporting policies and practices;

            o     review activities undertaken by Omnicom's management; and

            o     report to the Board of Directors on its activities.

      The Audit Committee's report for 2000 appears on page 15.

      Compensation Committee

      The Compensation Committee's primary responsibilities are to:

            o review the compensation policies of Omnicom and its principal subsidiaries and, when appropriate, make recommendations concerning those policies to Omnicom's Chief Executive Officer;

            o review proposed compensation plans in which officers or directors will participate and, when appropriate, make recommendations regarding the proposed plans to Omnicom's Chief Executive Officer;

            o administer and grant awards and options under equity-based compensation plans;

            o make recommendations to the Board of Directors regarding compensation for Omnicom's Chief Executive Officer; and

            o review management recommendations with the Chief Executive Officer and determine compensation for any executive officer whose compensation is required to be disclosed in Omnicom's proxy statement.

      The Compensation Committee also has discretionary authority to establish compensation arrangements for executive officers under the 1998 Incentive Compensation Plan that are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code.

      The Compensation Committee's report for 2000 appears on page 9.

      Nominating Committee

      The Nominating Committee's primary responsibilities are to consider and make recommendations to the Board of Directors regarding:

            o the composition and size of Omnicom's Board of Directors and board committees;

            o     the criteria for evaluating candidates for director;

            o     potential nominees for election to the Board of Directors; and

            o potential conflicts of interest arising as a result of other positions held by Omnicom directors.

      The Nominating Committee also considers written recommendations by shareholders of nominees for director positions if they are accompanied by a reasonably comprehensive resume of the recommended nominee's business experience and background and a consent signed by the recommended nominee. Shareholders should send their recommendations to the offices of Omnicom, Attention:
Corporate Secretary.

Meetings and Attendance

      During 2000, Omnicom's Board of Directors met five times, its Audit Committee met four times, its Compensation Committee met three times, and its Nominating Committee met two times. All directors attended at least 80% of the total number of meetings of the Board of Directors and committees on which they serve, except for Mr. Brochand, who resides in France and attended 60% of these meetings.

Director Compensation

      Each director who is not an employee of Omnicom or its subsidiaries is paid:

            o     a monthly retainer of $2,000;

            o a fee of $2,000 for attendance at the first meeting of the Board of Directors or a committee of the Board of Directors on a given day; and

            o a fee of $1,500 for attendance at any subsequent meeting on the same day.

      Employees of Omnicom or its subsidiaries do not receive compensation for serving as a director.

      Each non-employee director of Omnicom may elect to receive a portion of his or her annual retainer for the following year's service (up to a percentage that the Board of Directors determines) in shares of common stock. This election must be made no later than December 15, and the distribution is based on the fair market value of the common stock on December 15.

      In addition, each non-employee director receives an annual grant of 250 restricted shares of common stock, subject to anti-dilution adjustments, on the first business day after each annual meeting of Omnicom shareholders.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table summarizes the total compensation for each of the last three years for the Chief Executive Officer and the four most highly compensated executive officers of Omnicom and its subsidiaries. These persons are referred to as "Named Executive Officers" in this proxy statement.

                                      Annual Compensation       Long Term Compensation Awards
                                    ----------------------  -------------------------------------
                                                                             Shares     Long-Term
       Name and                                              Restricted    Underlying  Incentive       All Other
       Principal                                               Stock         Stock        Plan          Compen-
       Position             Year     Salary($)   Bonus($)   Awards($)(1)   Options(#)  Payouts($)     sation($)(2)
       ---------            ----    ----------   --------   ------------   ----------  ----------     ------------
John D. Wren .............  2000     $875,000   $2,200,000       --            --          --           $23,737
  President and Chief       1999      875,000    2,550,000       --         1,500,000      --            22,158
  Executive Officer         1998      875,000    2,550,000       --           200,000      --            22,552
  of Omnicom

Thomas L. Harrison .......  2000     $825,000   $2,200,000       --           125,000      --           $54,443
  Chairman and Chief        1999      825,000    2,500,000       --            70,000      --            52,210
  Executive Officer of
  Diversified Agency
  Services

Peter Mead ...............  2000     $750,000   $2,137,500       --            50,000      --           $92,839
  Vice Chairman of
  Omnicom

Keith L. Reinhard ........  2000     $925,000   $2,200,000       --           125,000      --           $27,390
  Chairman and              1999      925,000    2,295,000       --            90,000      --            27,506
Chief Executive             1998      925,000    2,065,000       --            80,000      --            26,672
  of DDB

Allen Rosenshine .........  2000     $985,000   $2,025,000       --           200,000      --           $24,558
  Chairman and Chief        1999      925,000    2,400,000       --           110,000    $750,000        26,664
  Executive Officer         1998      893,750    2,400,000       --           110,000      --            27,627
  of BBDO

----------
(1)   As of December 31, 2000:

      o Mr. Wren held 33,836 shares of restricted stock with a net pre-tax value of $2,786,273;

      o Mr. Harrison held 26,800 shares of restricted stock with a net pre-tax value of $2,204,492;

      o Mr. Reinhard held 19,200 shares of restricted stock with a net pre-tax value of $1,582,848; and

      o Mr. Rosenshine held 40,400 shares of restricted stock with a net pre-tax value of $3,326,676.

      The net pre-tax value was determined by subtracting the consideration paid for the shares from the fair market value of the shares on December 31, 2000 ($82.69). Dividends will be payable on the shares to the extent paid on Omnicom's common stock generally, regardless of whether the shares are vested or unvested at the time. Twenty percent of the shares of restricted stock vest on each of the first five anniversaries of the grant.

(2) All Other Compensation paid for the year ended December 31, 2000 consists of:

      o employer contributions to Omnicom's Group Profit Sharing Retirement Plan in the amount of $22,100 on behalf of each of Messrs. Wren and Harrison; $18,700 on behalf of Mr. Rosenshine; and $11,900 on behalf of Mr. Reinhard;

      o an employer contribution to the Abbott Mead Vickers plc Small Self Administered Executive Pension Scheme in the amount of $89,888 on behalf of Mr. Mead;

      o an employer contribution to the DDB/TLP Joint Savings Plan in the amount of $6,800 on behalf of Mr. Reinhard; and

      o employer premium payments for life insurance in the amount of $1,637 for Mr. Wren, $32,343 for Mr. Harrison, $2,951 for Mr. Mead, $8,690 for Mr. Reinhard and $5,858 for Mr. Rosenshine.

Stock Options

                        Option Grants in Last Fiscal Year

      The following table shows option grants to Named Executive Officers in 2000.

                                 Individual Grants
                      --------------------------------------
                          Number    % of Total
                         of Shares    Options
                        Underlying  Granted to    Exercise
                          Options    Employees      Price          Expiration
       Name            Granted(#)(1)  in 2000   ($ per Share)        Date(2)         Value at Grant Date(3)
    ----------         ------------ ----------   -----------       ----------        ---------------------
John D. Wren .........        --          --          --               --                      --
Thomas L. Harrison ...     125,000     5.2301%     $78.3125        March 8, 2010          $2,326,250
Peter Mead ...........      50,000     2.0921%      78.3125        March 8, 2010             930,500
Keith L. Reinhard ....     125,000     5.2301%      78.3125        March 8, 2010           2,326,250
Allen Rosenshine .....     200,000     8.3682%      78.3125        March 8, 2010           3,722,000

----------
(1) Each option becomes exercisable as to 30% of the total shares covered on each of the first two anniversaries of the grant and as to the remaining 40% on the third anniversary of the grant. Each option is a non-qualified stock option, and Omnicom is entitled to a tax deduction at the time of exercise equal to the excess of the fair market value of the acquired shares over the exercise price of the option.

(2)   If the executive's employment with Omnicom terminates:

      o     voluntarily or for cause, all outstanding options will be canceled;

      o due to retirement or involuntary termination by Omnicom, options outstanding for less than 12 months will be canceled and other outstanding options will become exercisable in full for 36 months following termination; or

      o due to total disability or death, all outstanding options will become exercisable for 36 months following termination.

      If there is a change of control of Omnicom, outstanding options will become exercisable at the effective time of the transaction unless the surviving parent entity assumes the outstanding options or substitutes new options for the outstanding options on identical or more favorable terms.

(3) These numbers show hypothetical values computed under the Black-Scholes option pricing model. This model is a complicated mathematical formula that makes assumptions about stock option features. A number of these assumptions do not apply to the options we grant to our Named Executive Officers and other employees. In particular, the model assumes that holders can exercise stock options immediately and freely transfer them. For these reasons, we caution that the values shown in the table are theoretical and may not reflect the amounts that option holders will realize. Whether an option holder realizes value and how much this value is will depend on what our share price is relative to the exercise price. The assumptions we used here are consistent with the assumptions used to report stock option valuations in our 2000 Annual Report to Shareholders.

      The assumptions for valuing the March 2000 grants are:

      o     The exercise price is the same as our share price on the grant date.

      o A five-year life for each option. This is the typical amount of time that passes before holders of our options exercise them.

      o Expected dividend yield of 0.6%. This reflects the yield on a share of our stock at the grant date.

      o Expected stock price volatility of 21.88%. This was calculated using the most recent volatility for the month end stock prices for our common shares over the 60 months prior to the grant date.

      o A risk-free rate of return that an investor could expect for a five-year term commencing with the same grant date and expected life as our options. For this, we utilized the yield on U.S. Treasury securities for that term on the grant date.

      In addition, a discount of 25% was applied to the theoretical value of each option to reflect the risk of forfeiture and transfer restrictions.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year End Option Values

      The following table provides information about option exercises by the Named Executive Officers in 2000, and the value of their unexercised options at the end of 2000. The value realized was calculated by subtracting the exercise price from the fair market value of Omnicom's common stock on the exercise date. The value of unexercised in-the-money options at December 31, 2000 was calculated by subtracting the exercise price of in-the-money options from the fair market value ($82.69) of Omnicom's common stock on December 31, 2000.

                                                                 Number of Shares
                                                                    Underlying           Value of Unexercised
                                                                    Unexercised              In-the-Money
                                      Number                        Options at                Options at
                                     of Shares                  December 31, 2000(#)     December 31, 2000($)
                                    Acquired on      Value         Exercisable/              Exercisable/
       Name                         Exercise(#)  Realized ($)      Unexercisable             Unexercisable
       ----                         -----------  ------------   -------------------      --------------------
John D. Wren ....................        --          --         1,303,800/1,130,000      $50,052,347/0
Thomas L. Harrison ..............        --          --            39,000/186,000          1,081,035/1,869,528
Peter Mead ......................        --          --                 --                        --
Keith L. Reinhard ...............     140,000    $10,724,683      355,000/220,000         19,377,443/2,910,238
Allen Rosenshine ................     120,000      9,456,030      919,000/321,000         58,331,345/3,959,240

Long-Term Incentive Plan Awards

      The following table shows all long-term incentive plan awards to the Named Executive Officers in 2000.

                                                Performance or
                                   Number        Other Period            Estimated Future Payouts Under
                                 of Shares,          Until                 Non-Stock Price-Based Plans
                               Units or Other     Maturation      --------------------------------------------
       Name                       Rights(#)        or Payout      Threshold($)       Target        Maximum($)
       ----                    --------------     -----------     ------------       ------        ---------
John D. Wren                        (1)           2000 - 2002        $798,750           --          $4,393,125
Thomas L. Harrison                  (2)           2000 - 2002         239,625           --             958,500
                                    (1)           2000 - 2002          59,906           --             239,625
Peter Mead                          --                --                 --             --
Keith L. Reinhard                   --                --                 --             --               --
Allen Rosenshine                    (2)           1999 - 2001         958,500           --           2,236,500
                                    (1)           1999 - 2001         239,625           --             559,125

----------

(1) Messrs. Wren, Harrison and Rosenshine received awards of performance share units under the 1998 Incentive Plan. The number of units will depend upon earnings per share in the three-year award period:

      o as measured from 1999 earnings per share, in the case of the awards granted to Mr. Wren and Mr. Harrison for the 2000-2002 award period; and

      o as measured from 1998 earnings per share, in the case of the award to Mr. Rosenshine for the 1999-2001 award period.

      Each unit entitles the holder to payouts of cash and/or Omnicom common stock (as determined by the Compensation Committee) up to the value of one share of common stock on the date of payout. Maximum payouts will be made if the average compound annual growth in Omnicom's earnings per share equals or exceeds 120% for the award period. No payouts will be made if growth in earnings per share is 110% or less. The threshold and maximum payouts are representative amounts based on the fair market value of Omnicom common stock on the grant date. There is no estimated future target payout because no performance target for these performance units is specified under the 1998 Incentive Plan.

(2) These awards have the same terms as the awards described above in note (1) except that the number of units to which Messrs. Harrison and Rosenshine will be entitled will depend upon the average compound annual growth in the net profits of Diversified Agency Services or BBDO, respectively, in the three-year award period, as measured from 1999 net profit in the case of Mr. Harrison and 1998 net profit in the case of Mr. Rosenshine.

Compensation Committee Report

      Compensation Committee

      The members of the Compensation Committee of the Board of Directors are Gary L. Roubos, who is the Chairman of the committee, Robert J. Callander, Leonard S. Coleman, Jr. and John R. Purcell. Each member of the committee is an outside director.

      Compensation Program for Executive Officers

      Omnicom's compensation program for its executive officers is designed to attract and retain highly qualified personnel and to motivate them to achieve corporate performance objectives and increase shareholder value. The program is comprised of base salary and performance-related compensation in the form of an incentive cash bonus and long-term stock-based awards intended to align executive and shareholder interests.

      The compensation of the Named Executive Officers is determined by the Compensation Committee, and the compensation of the Chief Executive Officer is subject to the approval of the Board of Directors. The Compensation Committee considers the factors described below and the recommendations of the Chief Executive Officer in determining the compensation of the Named Executive Officers.

      Base Salary

      Adjustments in base salary for executive officers are discretionary and generally are considered every 18 months. In determining base salary and adjustments to base salary, the Compensation Committee considers:

            o     the executive's level of responsibility;

            o the profitability of Omnicom and the business unit with which the executive is associated; and

            o the Compensation Committee's knowledge of executive compensation practices of similar advertising agency holding companies.

Omnicom's profitability is determined by reference to its earnings per share, and profitability of a business unit is determined by reference to its net profit. Salaries of executive officers who are not Named Executive Officers are determined by the Chief Executive Officer.

      Incentive Cash Bonuses

      The annual cash bonus represents a substantial portion of the cash compensation of executive officers. Omnicom intends that the annual cash bonus will serve as an incentive to improve annual profitability. For 2000, annual cash bonuses for the Named Executive Officers were awarded under the 1998 Incentive Plan, which is administered by the Compensation Committee.

      Prior to or shortly after the beginning of the year, the Compensation Committee determines the executive officers who will participate in the plan and their incentive levels. The Compensation Committee establishes specific performance goals for each participant based on business criteria and assigns weights to the goals. Performance goals are based on one or more of the following criteria: earnings per share, net income, operating margin, return on equity, stockholder total return, revenue and cash flow. Each participant is required to enter into an award agreement which will govern the payment of bonus compensation.

      At the end of the year, the Compensation Committee reviews the performance of each participant against his or her performance goals. Awards are paid only after the committee has certified in writing that the performance goals have been attained. The committee considers the recommendations of the Chief Executive Officer as to the Named Executive Officers other than the Chief Executive Officer, and may reduce, but not increase, the amount of an award otherwise payable to a participant upon attainment of the performance goals.

      Restricted Stock and Stock Options

      Restricted stock award grants for executive officers who are not Named Executive Officers are recommended by the Chief Executive Officer and determined by the Compensation Committee in a discretionary manner.

      Restricted stock awards are granted by the Compensation Committee annually to a relatively broad group of key executives, and 20% of the shares vest on each of the first five anniversary dates of the award.

      Stock options may be granted annually by the Compensation Committee to a much smaller group of key executives (including executive officers) who have the ability to influence increases in shareholder value. There is no target ownership or grant level for executive officers.

      In determining a stock option grant, the Compensation Committee considers, on a discretionary basis, the executive's previous grant and the revenue growth and profitability of Omnicom and the business unit with which the executive was associated during the prior year. Except in unusual circumstances, the Compensation Committee will not increase the size of a grant over the previous grant for an executive associated with a business unit absent revenue or profit growth by the unit over the prior year, or for an executive not associated with a business unit absent revenue or profit growth by Omnicom over the prior year.

      The per share option exercise price is not less than the fair market value of a share of Omnicom's common stock on the grant date, and the option becomes exercisable as to 30% of the shares on each of the first two anniversaries of the grant and as to the remaining 40% on the third anniversary of the grant.

      Restricted stock awards and stock options are intended to:

            o align the long-term interests of the executive officers and shareholders;

            o serve as an incentive for executive officers to build shareholder value; and

            o provide a vehicle for retaining and attracting executive officers and other key employees.

      Performance Share Units

      The Compensation Committee has granted certain executive officers the right to earn performance share units. Performance share units entitle the holder to payouts of cash and/or common stock, as determined by the Compensation Committee, up to a maximum amount equal to the value of one share of common stock on the payout date for each performance share.

      The Compensation Committee awards performance share units based on the committee's review of Omnicom's earnings per share growth over a three-year period. If the executive officer is affiliated with one of Omnicom's subsidiaries, the committee evaluates the officer using a formula which considers both Omnicom's earnings per share growth over a three-year period and the three-year net profit growth of that subsidiary.

      Chief Executive Officer Compensation

      Mr. Wren's salary has remained at the same level since January 1, 1997. He received an award of performance share units in 2000 under the 1998 Incentive Plan, the payout of which is scheduled to be made in 2003 based on the three-year average growth in Omnicom's earnings per share. If average earnings per share growth is 110% or less, no payout will be made. The Compensation Committee may reduce any performance award Mr. Wren may otherwise be entitled to receive.

      Internal Revenue Code Section 162(m)

      Section 162(m) places a limit of $1 million on the deductibility of compensation Omnicom pays to its Chief Executive Officer and certain other executive officers during each year unless the compensation qualifies as "performance-based compensation."

      The Compensation Committee intends to continue generally to seek to structure Omnicom's incentive arrangements for the Chief Executive Officer and certain executive officers of Omnicom in order to qualify the compensation payments as "performance-based compensation" for purposes of Section 162(m); however, the deductibility of compensation is only one factor that the Committee expects to consider in assessing whether a particular arrangement is appropriate given the goal of motivating executives to achieve corporate performance objectives and increase shareholder value.

Gary L. Roubos, Chairman
Robert J. Callander
Leonard S. Coleman, Jr.
John R. Purcell
Members of the Compensation Committee

Termination of Employment Arrangements for Named Executive Officers and Other Agreements

      BBDO and Mr. Rosenshine

      BBDO has agreed to make annual severance compensation payments to Mr. Rosenshine for a period of up to ten years from when his employment ceases. The length of the payment period will be determined on the basis of Mr. Rosenshine's age and years of service with BBDO, its subsidiaries or its parent at the time his employment ceases. BBDO is not obligated to make payments under this agreement if Mr. Rosenshine's employment is terminated for cause. "Cause" means misconduct involving willful malfeasance, such as breach of trust, fraud or dishonesty.

      The payment period under the agreement is ten years. The amount of an annual payment under this agreement is limited to the lesser of:

            o     an assigned percentage of Mr. Rosenshine's annual salary; or

            o an assigned percentage of the consolidated net profit before tax of BBDO or its parent company, whichever is greater.

      BBDO has agreed to make these payments for the payment period as long as Mr. Rosenshine does not engage in activities harmful to, competitive with or of the same nature as those of BBDO, and remains available to provide consulting services to BBDO. If Mr. Rosenshine dies before the expiration of the payment period, BBDO will pay 75% of Mr. Rosenshine's payment to his beneficiary for the remainder of the payment period.

      Omnicom and Messrs. Harrison, Mead, Reinhard and Wren

      Under Omnicom's Executive Salary Continuation Plan, Omnicom has agreed to make salary continuation payments to Messrs. Harrison, Mead, Reinhard and Wren for a period of up to ten years from when the executive's employment ceases. The period will be determined on the basis of the executive's age and years of service with Omnicom or its subsidiaries at the time his employment ceases. Omnicom is not obligated to make payments under these agreements if the executive's employment with Omnicom or its subsidiaries is terminated for cause. "Cause" means misconduct involving willful malfeasance, such as breach of trust, fraud or dishonesty.

      The payment period under these agreements is currently six years for Mr. Harrison, eight years for Mr. Mead, ten years for Mr. Reinhard and seven years for Mr. Wren. The amount of an annual payment is limited to the lesser of:

            o an assigned percentage of up to 50% of the executive's annual salary; or

            o an assigned percentage of the consolidated net profit before tax of Omnicom.

      Omnicom has agreed to make these payments for the payment period as long as the executive does not engage in activities harmful to, competitive with or of the same nature as those of Omnicom, and remains available to provide consulting services to Omnicom. If the executive dies before the expiration of the payment period, Omnicom will pay 75% of the executive's payment to his beneficiary for the remainder of the payment period. Any payments that may be made to Mr. Reinhard under his agreement will be reduced by the value of payments to be made under a prior agreement with DDB described below.

      DDB and Mr. Reinhard

      DDB has agreed to pay Mr. Reinhard or his beneficiary retirement compensation on a monthly basis for ten years once Mr. Reinhard ceases to be employed by DDB. The annual income that will be paid to Mr. Reinhard is the greater of:

            o     $66,667; or

            o one-third of his average annual salary during the last 60 months of his employment, subject to limited annual cost of living adjustments.

      Mr. Reinhard has agreed not to provide specified services to DDB's competitors during the year after his employment ceases, or to engage in specified competitive activities during the ten years after his employment ceases. If Mr. Reinhard breaches these provisions, DDB may discontinue making payments. Also, Mr. Reinhard has agreed, provided he is not disabled and is under age 65, to provide consulting services to DDB when requested for up to five days during each month he is entitled to receive payments. If Mr. Reinhard fails to provide the requested consulting services, DDB may discontinue making payments during the period in which Mr. Reinhard does not provide the requested services.

      DDB also has agreed to make monthly severance compensation payments to Mr. Reinhard during the 15 months after his employment terminates, unless the termination is for cause. "Cause" means dishonesty affecting DDB or conviction of an indictable offense or crime involving moral turpitude; willful neglect or refusal to perform assigned duties after warning; or willful acts expected to injure the business of DDB. Each monthly payment will equal one-twelfth of Mr. Reinhard's annual base salary at the date his employment terminates.

      If DDB terminates his employment, the payments will be reduced by any compensation earned by Mr. Reinhard from specified activities. If Mr. Reinhard terminates his employment, the payments will cease if he fails to provide requested consulting services, and the payments will be reduced by any compensation earned by Mr. Reinhard during the payment period. Payments also will cease if Mr. Reinhard dies during the payment period. Mr. Reinhard has forfeited his right to compensation payments for termination of employment under DDB policy for employees generally.

      Other Agreements

      Omnicom has entered into an employment agreement with Mr. Greenlees under which he is entitled to an annual salary of at least $860,000 through March 31, 2003, and under which Mr. Greenlees was nominated to serve as a director of Omnicom. Omnicom loaned Mr. Greenlees $2,000,000 to purchase a home. The loan is secured by a first mortgage on the home and bears interest at one-year LIBOR. The loan matures March 31, 2003.

Performance Graph

      The graph below compares cumulative total return on Omnicom's common stock during the last five years with the Standard & Poor's 500 Composite Index and a peer group of publicly held advertising holding companies. The peer group consists of Grey Advertising Inc., The Interpublic Group of Companies, Inc., True North Communications Inc., WPP Group plc and, for 1995 - 1996, Cordiant plc (formerly Saatchi & Saatchi plc). Beginning in 1997, the peer group includes Cordiant Communications Group, which is one of the two companies resulting from the demerger of Cordiant plc in December 1997, instead of Cordiant plc. In September 2000, Saatchi & Saatchi, the other company resulting from this demerger, was acquired by Publicis Groupe N.A. As a result, Saatchi & Saatchi is no longer included in the peer group for Omnicom. The graph shows the value at the end of each year of $100 invested in Omnicom's common stock, the S&P 500 Index and the peer group.

 [The following table was represented as a line graph in the printed material.]

                                                INDEXED RETURNS
                         Base                     Years Ending
                        Period                  ---------------
                        ------
Company Name / Index     Dec95     Dec96    Dec97     Dec98     Dec99      Dec00
--------------------     -----     -----    -----     -----     -----      -----

OMNICOM GROUP ........    100     124.83    234.42    324.25    563.19    470.65
S&P 500 INDEX ........    100     122.95    163.96    210.81    255.16    231.93
PEER GROUP INDEX .....    100     125.40    164.86    241.37    439.79    366.43

Returns depicted in the graph are not indicative of future performance.

STOCK OWNERSHIP

      The following table sets forth information with respect to the ownership of Omnicom's common stock by:

            o persons known by Omnicom to own more than 5% of its outstanding common stock;

            o     Omnicom's directors; and

            o     Omnicom's executive officers.

      The stock ownership information presented in the table for Omnicom's directors and executive officers is as of March 31, 2001. All other stock ownership information is based on filings with the SEC that report stock ownership information as of December 31, 2001.

                                                                      Options             Total          Percent of
                                                  Number of         Exercisable        Beneficial          Shares
                  Name                       Shares Owned(#)(1)   within 60 Days(#)   Ownership(#)     Outstanding(%)
                  ----                       ------------------   -----------------   ------------     --------------
FMR Corp. (2) ...........................              --                --             17,309,827         9.7762
A I M Management Group, Inc. (3) ........              --                --             14,245,000         8.0453
John D. Wren ............................           208,513           1,458,800          1,667,313          .8972
Bruce Crawford ..........................           334,400              --                334,400          .1814
Richard I. Beattie ......................               450              --                    450          .0002
Bernard Brochand ........................           140,000              --                140,000          .0759
Robert J. Callander .....................             8,250              --                  8,250          .0045
James A. Cannon .........................            60,400             351,500            411,900          .2230
Leonard S. Coleman, Jr. .................             2,382              --                  2,382          .0013
Susan S. Denison ........................             2,182              --                  2,182          .0012
Peter Foy ...............................             1,544              --                  1,544          .0008
Michael Greenlees .......................            24,000             104,000            128,000          .0694
Thomas L. Harrison ......................            62,607             109,500            172,107          .0933
Peter Mead ..............................            27,946              45,000             72,946          .0396
John R. Murphy ..........................             1,964              --                  1,964          .0011
John R. Purcell .........................            42,494              --                 42,494          .0230
Keith L. Reinhard .......................           485,395             351,500            836,895          .4531
Linda Johnson Rice ......................               250              --                    250          .0001
Allen Rosenshine ........................           330,240             996,000          1,326,240          .7155
Gary L. Roubos ..........................             5,182              --                  5,182          .0028
All directors and executive officers
  as a group (22 persons) ...............         1,810,280           3,581,300          5,391,580         2.8686

----------

(1)   Includes the following types of common stock:

      o shares held pursuant to key executive restricted stock program, namely, Mr. Wren--15,509 shares, Mr. Brochand--33,600 shares, Mr. Cannon--15,600 shares, Mr. Greenlees--16,400 shares, Mr. Harrison--16,400 shares, Mr. Reinhard--5,600 shares and Mr. Rosenshine--19,200 shares;

      o shares held pursuant to outside director restricted stock program, namely, Mr. Beattie--250 shares, Mr. Callander--250 shares, Mr. Coleman--250 shares, Ms. Denison--250 shares, Mr. Foy--250 shares, Mr. Murphy--250 shares, Mr. Purcell--250 shares, Ms. Rice--250 shares and Mr. Roubos--250 shares;

      o shares previously held under restricted stock awards, the payout of which has been deferred at the election of the holder, namely, Mr. Wren--77,486 shares, Mr. Harrison--28,400 shares and Mr. Reinhard--63,600 shares;

      o shares credited under Omnicom's Group Profit Sharing Retirement Plan, namely, Mr. Wren--9,092 shares and Mr. Harrison--1,357 shares; and

      o shares purchased under an employee stock purchase plan, namely Mr. Harrison--605 shares and Mr. Reinhard--757 shares.

(2) In its filing with the SEC, FMR reported having sole voting power over 1,701,186 shares and sole dispositive power over 17,309,827 shares. Edward
      C. Johnson 3d is Chairman of FMR and reported owner of approximately 12.0% of the aggregate outstanding FMR voting stock. Abigail P. Johnson is a director of FMR and reported owner of approximately 24.5% of FMR voting stock. Mr. Johnson and Ms. Johnson each

                                              (footnotes continued on next page)

(footnotes continued from previous page)

      reported sole dispositive power over all of the shares beneficially owned by FMR. Mr. Johnson also reported sole voting power over 1,192,167 of the shares beneficially owned by FMR. FMR's address is 82 Devonshire Street, Boston, Massachusetts 02109.

(3) In its filing with the SEC, A I M (and its subsidiaries A I M Advisors, Inc. and A I M Management, Inc.) reported having sole voting power and sole dispositive power over 14,245,000 shares. A I M's address is 11 Greenway Plaza, Suite 100, Houston, Texas 77046.

Section 16(a) Beneficial Ownership Reporting Compliance

      Omnicom is required to identify any director, officer, or beneficial owner of more than 10% of the common stock who failed to file on time with the SEC any required reports relating to ownership and changes in ownership of Omnicom's equity securities. Based on material provided to Omnicom, all directors, officers and beneficial owners complied with all applicable filing requirements during 2000.

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

      In 2000, Omnicom renewed its directors and officers liability insurance coverage. The policies insure certain obligations incurred in the indemnification of Omnicom's directors and officers under New York law or under contract, and insure the directors and officers where such indemnification is not provided by Omnicom. The policies run until August 28, 2002 at a total cost of $614,300. The insurer is Federal Insurance Company.

AUDIT COMMITTEE REPORT

      The members of the Audit Committee of the Board of Directors are Robert J. Callander, who is Chairman of the committee, Leonard S. Coleman, Jr., Peter Foy and John R. Murphy. The members are independent as defined in the New York Stock Exchange's listing standards, which provide, among other things, that directors may have no relationship with Omnicom that interferes with the exercise of their independence from management and Omnicom. On May 16, 2000, the Board of Directors adopted the Audit Committee Charter in the form of Annex A.

      The Audit Committee has reviewed and discussed with management Omnicom's audited financial statements as of December 31, 2000.

      The Audit Committee has discussed with Arthur Andersen LLP, Omnicom's independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended, as issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.

      The Audit Committee has received and reviewed the written disclosures and the letter from Arthur Andersen required by Independence Standard No. 1, as adopted by the Independence Standards Board, and has discussed with Arthur Andersen its independence.

      Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements as of December 31, 2000 be included in Omnicom's Annual Report on Form 10-K.

Robert J. Callander, Chairman
Leonard S. Coleman, Jr.
Peter Foy
John R. Murphy
Members of the Audit Committee

INDEPENDENT ACCOUNTANTS

      The Board of Directors has again appointed Arthur Andersen as independent accountants for 2001 on the recommendation of the Audit Committee.

      Representatives of Arthur Andersen will be at the Annual Meeting to respond to appropriate questions, and they will have an opportunity to make a statement if they desire to do so.

      The following table summarizes the aggregate fees billed by Arthur Andersen for services rendered for the year ended December 31, 2000:

      Audit fees ...............................................   $ 9,027,554
      Financial information systems design and
        implementation fees ....................................        23,754
      All other fees ...........................................     7,987,264
                                                                   -----------
      Total ....................................................   $17,038,572
                                                                   ===========

      The amount shown for Audit fees includes fees for professional services rendered for the audit by Arthur Andersen of Omnicom's annual financial statements for 2000 and the reviews by Arthur Andersen of Omnicom's financial statements included in its Quarterly Reports on Form 10-Q during 2000.

      The Audit Committee has considered whether the provision of information technology and non-audit services are compatible with maintaining the independence of Arthur Andersen LLP.

ADDITIONAL INFORMATION

Record Date; Shares Outstanding

      Shareholders of record at the close of business on April 6, 2001 are entitled to vote their shares at the Annual Meeting. As of March 15, 2001, there were 184,372,879 shares of common stock outstanding and entitled to be voted at the meeting. The holders of those shares are entitled to one vote per share.

Quorum

      More than 50% of the shares entitled to vote must be represented at the meeting before any business may be conducted. If you abstain from voting on a particular proposal, or if your shares are treated as a broker non-vote, your shares will not be considered as votes cast in favor of or against the proposal, but will be included in the number of shares represented for the purpose of determining whether a quorum is present. Generally, broker non-votes occur when shares held for a beneficial owner are not voted on a particular proposal because the broker has not received voting instructions from the beneficial owner and the broker does not have discretionary authority to vote the shares on a particular proposal.

      If a quorum is not present, the shareholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given. An adjournment will have no effect on the business that may be conducted at the meeting.

Voting

      You can vote your shares through the internet, by telephone, by proxy card or in person. The internet and telephone voting procedures are designed to authenticate stockholders' identities, to allow stockholders to provide their voting instructions, and to confirm that their instructions have been recorded properly. Internet and telephone proxies are valid under New York law. By submitting your proxy through the internet, by telephone or by using the enclosed proxy card, you will authorize Randall J. Weisenburger and Barry J. Wagner to represent you and vote your shares at the meeting in accordance with your instructions or, if no instructions are given, in their discretion. They may also vote your shares to adjourn the meeting and will be authorized to vote your shares at any adjournments or postponements of the meeting.

Voting by Street Name Holders

      If you are the beneficial owner of shares held in "street name" by a broker, bank or other nominee, the broker, bank or nominee, as the record holder of the shares, is required to vote those shares according to your instructions. Your broker, bank or nominee should have enclosed a voting instruction card for you to use in directing it on how to vote your shares.

Default Voting

      If you submit a proxy but do not indicate any voting instructions, your shares will be voted FOR the election of all nominees for director. If any other business properly comes before the shareholders for a vote at the meeting, your shares will be voted accordingly to the discretion of the holders of the proxy.

Right to Revoke

      If you submit your proxy, you may change your voting instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may change your vote by granting a new proxy, through the internet, by telephone or in writing, which bears a later date (thereby automatically revoking the earlier proxy) or by attending the Annual Meeting and voting in person. For shares beneficially owned by you, but held in "street name" by a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or nominee.

Tabulation of Votes

      Mellon Investor Services will act as inspectors at the Annual Meeting. They will determine the presence of a quorum and will tabulate and certify the votes.

Proxy Solicitation

      Omnicom will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person, by telephone or by facsimile by officers, directors, and regular employees. Omnicom may also reimburse brokerage firms, banks, custodians, nominees and fiduciaries for their expenses to forward proxy materials to beneficial owners. Omnicom has retained D.F. King & Co., Inc. to assist in the solicitation of proxies and will pay a fee of up to $12,500 plus reimbursement of out-of-pocket expenses for those services.

SHAREHOLDER PROPOSALS

      Any shareholder who wishes to present a proposal or nominate a director at next year's Annual Meeting and to include the resolution or nomination in next year's proxy statement must deliver the proposals to Omnicom's principal executive offices no later than the close of business on December 12, 2001. Proposals should be addressed to Corporate Secretary, Omnicom Group Inc., 437 Madison Avenue, New York, NY 10022.

      Omnicom's by-laws require that written notice of a nomination for director or submission of a proposal to be voted on at an Annual Meeting be provided to Omnicom no less than 60 days prior to the meeting, which was March 24, 2001 for the 2001 Annual Meeting. In order for a nomination or submission to be considered, the notice must contain certain information prescribed by the by-laws. A copy of the applicable by-law provisions may be obtained, without charge, upon written request addressed to Corporate Secretary, Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022.

                                              By order of the board of directors

                                                      BARRY J. WAGNER
                                                         Secretary

New York, New York
April 11, 2001

                                                                         ANNEX A

                               Omnicom Group Inc.
                   Audit Committee of the Board of Directors
                                    Charter

The Board of Directors of Omnicom Group Inc. hereby sets forth a Charter for its Audit Committee (the "Committee"), with membership and specific responsibilities as outlined below:

Membership

      The Committee shall be comprised of at least three directors. None of the members of the Committee shall be an employee of the Company, and all shall be free from any relationship to the Company that may interfere with the exercise of their independence from management and the Company. All members of the Committee shall be financially literate and at least one member shall have accounting or related financial management expertise, as such qualifications are interpreted by the Board of Directors in its business judgment.

Responsibilities

      The Board of Directors intends the Committee to serve as its focal point for the general oversight of Company affairs in the area of financial accounting, reporting, and the underlying internal controls. The Committee will make recommendations to the Board of Directors, maintain communication with internal and external auditors and review compliance policies with counsel.

      The Company's outside auditors are ultimately accountable to the Board of Directors and the Committee, and the Committee and the Board of Directors shall have the ultimate authority and responsibility to select, evaluate, and when appropriate, replace the outside auditors.

      The Committee will assist the directors in discharging their fiduciary responsibilities to shareholders, providing assurance as to the independence of the Company's outside auditors by requiring the submission by the outside auditors of a formal written statement regarding relationships and services which may affect objectivity and independence. It will recommend that the Board of Directors take appropriate action to ensure the independence of the outside auditor.

      The Committee will review the adequacy of disclosure to shareholders and to the public.

      The Committee will review with the outside auditors the proposed scope of their annual audit, estimated related fees and the results of such audit, and their recommendations with respect to accounting procedures and internal accounting controls. It will also review with financial management the undertaking of non-audit services by the outside auditors.

      The Committee will review with the internal auditors the proposed scope of their annual audit activities and the results of such activities.

      The Committee will monitor the Company's Code of Business Conduct.

      The Committee will hold a minimum of three regularly scheduled meetings each year.

      The Committee will annually review and assess the adequacy of this Charter.

                                      PROXY

                               OMNICOM GROUP INC.
                               437 Madison Avenue
                            New York, New York 10022

This proxy is solicited on behalf of the Board of Directors and will be voted FOR the election of Directors if no instructions to the contrary are indicated.

The undersigned hereby appoints RANDALL J. WEISENBURGER and Barry J. Wagner, jointly and severally, proxies, with the power of substitution and with the authority in each to act in the absence of the other, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders on May 22, 2001 or postponements or adjournments thereof on all matters that may properly come before the meeting, and particularly to vote as hereinafter indicated. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 11, 2001.

                (Continued and to be signed on the reverse side)

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                                                               Please mark
                                                               your votes as [X]
                                                               indicated in
                                                               this example

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THE ELECTION OF FIVE DIRECTORS. Nominees 01 John D. Wren, 02 Bruce Crawford, 03
Richard I. Beattie, 04 Keith L. Reinhard and 05 Allen Rosenshine for a 3 year term.

FOR all nominees listed   WITHHOLD AUTHORITY          (INSTRUCTION: To withhold
except as marked to       to vote for all nominees    authority to vote for any
the contrary              listed                      individual nominee, print
                                                      that nominee's name
[ ]                       [ ]                         below).

                                                      __________________________

                                                      __________________________

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Signature_______________Signature if held jointly_____________Dated:______, 2001
Please sign exactly as your name appears. If stock is held in the name of joint holders, each should sign. If you are signing as a trustee, executor, etc., please so indicate. Please mark, sign, date and mail this card promptly in the postage prepaid return envelope provided.
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                      Vote by Internet or Telephone or Mail
                          24 Hours a Day, 7 Days a Week

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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                                    Internet
                         http://www.proxyvoting.com/omc

     Use the internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.
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                                       OR

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                                    Telephone
                                 1-800-840-1208

     Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.
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                                       OR

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                                      Mail

                               Mark, sign and date
                                 your proxy card
                                       and
                                return it in the
                              enclosed postage-paid
                                    envelope.
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               If you vote your proxy by internet or by telephone,
                  you do NOT need to mail back your proxy card.